EX-99.28(d)(2)(a)

FORM OF FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the [   ] day of [          ], 2012, to the Investment Advisory Agreement dated as of February 1, 2010 (the “Agreement”), is entered into by and among Jacob Funds Inc., a Maryland corporation (the “Corporation”), and Jacob Asset Management of New York LLC, a New York limited liability company (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement by changing Exhibit A and Exhibit B thereof;

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement are hereby superseded and replaced with Amended Exhibit A and Exhibit B attached hereto to reflect the addition of one series of the Corporation.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.

By: ___________________

Name: Ryan I. Jacob

Title: President and CEO

JACOB ASSET MANAGEMENT OF NEW YORK LLC

By: ___________________

Name: Ryan I. Jacob

Title: Chairman and CEO

Exhibit A to Investment Advisory Agreement dated February 1, 2010, between Jacob Asset Management of New York LLC and Jacob Funds Inc.

Series Name	Effective Date	Renewal Deadline
Jacob Small Cap Growth Fund Jacob Wisdom Fund Jacob Micro Cap Growth Fund	February 1, 2010 February 18, 2010 [date of reorganization]	November 26* November 26** [November 26]

Amended on October 14, 2011:

*  The advisory agreement for the Jacob Small Cap Growth Fund was originally effective for a two-year term ending on January 31, 2012.  At the October 14, 2011 quarterly board meeting, the board amended the term so that it was renewed for a period from November 27, 2011 through November 26, 2012. Thereafter, the annual renewal deadline will be November 26 each calendar year.

**  The advisory agreement for the Jacob Wisdom Fund was originally effective for a two-year term ending on February 17, 2012.  At the October 14, 2011 quarterly board meeting, the board amended the term so that it was renewed for a period from November 27, 2011 through November 26, 2012. Thereafter, the annual renewal deadline will be November 26 each calendar year.

Amended on [date of reorganization]:

To include Jacob Micro Cap Growth Fund

Exhibit B to Investment Advisory Agreement dated February 1, 2010, between Jacob Asset Management of New York LLC and Jacob Funds Inc.

Fund	Advisory Fee
Jacob Small Cap Growth Fund	0.90% of annual average daily net assets
Jacob Wisdom Fund	0.50% of annual average daily net assets up to $500 Million 0.40% of annual average daily net assets over $500 Million
Jacob Micro Cap Growth Fund	1.20% of annual average daily net assets

Amended on [date of reorganization] to include Jacob Micro Cap Growth Fund.